Exhibit 3.1(ee)

FEDERAL IDENTIFICATION

NO. 042731202

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

We, Ray Allieri, *President and James Prenetta, *Clerk of CTC Communications Corp.,

(Exact name of corporation)

located at 220 Bear Hill Road. Waltham. MA 02451,

(Street address of corporation Massachusetts)

do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on 25th day of February, 2004 by a vote of the directors/or:

1 shares of Common Stock of 1 shares outstanding,

(type, class 6- series, if any)

                     shares of                                                     of                               shares outstanding, and

(type, class 6- series, if any)

                     Shares of                                                     of                               shares outstanding,

(type, class e’ series, if any)

**being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

ARTICLE I

The name of the corporation is:

CTC Communications Corp.

*Delete the inapplicable wards.	**Delete the inapplicable clause.

Note:  If the space provided under any article or item on this form it insufficient, addition, shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch.  Additions to more than our article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

ARTICLE II

The purpose of the corporation is to engage in the following business activity(ies):

(a)     The purchase and sale of telecommunications services, including voice, data, facsimile, video and information and the owner and operator of fibre optic networks and related facilities. (b) To carry on any business or other activity which may be lawfully carried on by a corporation organized and existing under the Business Corporation Law of The Commonwealth of Massachusetts, whether or not related to those referred to in the foregoing paragraph.

ARTICLE III

State the total number of shares and par value, if any of each class of stock which the corporation is authorized to issue:

WITHOUT’ PARVALUE		WITH PARVALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBEROF SHARES	PARVALUE
Common:	none	Common:	200 shares	$0.01

Preferred:	none	Preferred:	None	not applicable

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

Only one class of stock is now authorized.

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

None.

ARTICLE VI

** Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

(See continuation sheet VI.A.)

Continuation Sheet VIA

By-law Amendments

The Board of Directors is authorized to make, amend or appeal the By-laws of the Corporation, in whole or in part, except with the respect to any provision thereof which by law, by these Articles of Organization, or by the By-laws requires action by the stockholders of the Corporation.

Place of Stockholders Meetings

Meetings of stockholders may be held anywhere in the United States.

Partnership

The Corporation may be a partner in any business enterprise which the Corporation would have power to conduct itself.

Indemnification of Directors, Officers and Others

The Corporation shall indemnify each person who is or was a director, officer, employee or other agent of the Corporation, each person who is or was serving at the request of the Corporation as a director, trustee, officer, employee, or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, and each person who is or was serving at the request of the Corporation in any capacity with respect to any employee benefit plan against all liabilities, costs and expenses including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him or her in connection with the defense or disposition of or otherwise in connection with, or resulting from, any action, suit or other proceeding, whether criminal, administrative or investigative body, in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while in office or thereafter, by reason of his or her being or having been such a director, officer, employee, agent or trustee, or having served in any capacity with respect to any employee benefit plan, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he or she shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Corporation or, to the extent that such matter relates to the service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding may be paid from time to time by the Corporation in advance of the final disposition of such action, suit or proceeding upon the receipt of any undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the Corporation, after notice that it involves such indemnification, (a) by a vote of the majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested persons, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent, or trustee or any such person serving any capacity with respect to any employee benefit plans of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent, or trustee of any such person serving in any capacity with respect to any employee benefit plan may be entitled or which may lawfully be granted to him. As used herein, the terms “director”, “officer”, “employee”, “agent”, and “trustee”, include their respective executors, administrators and other legal representatives, and an “interested” person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a “disinterested” person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

By action of the Board of Directors, notwithstanding any interest of the directors in such action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as director, trustee, officer, employee, or other agent of another organization or with respect to any employee benefit plan, in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against any liability incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Intercompany Transactions

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other organization of which any one or more of its directors or officers are directors, trustees, or officers, or in which any of them has any financial or other interest, shall be void or voidable, or in any way affected, solely for this reason, or solely because the director or officers present at or participates in the meeting of the Board of Directors or committee thereof which authorized, approves, or ratifies the contract or transaction, or solely because his, her or their votes are counted for such purposed if:

(a)   The material facts as to his or her relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee which authorizes, approves or ratifies the contract or transaction, and the Board of Directors, or committee thereof, in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even thought the disinterested directors be less than a quorum; or

(b)   The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the stockholders; or

(c)   The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof which authorizes, approves or ratifies the contract or transaction. No director or officer of the Corporation shall be liable or accountable to the Corporation or to any of its stockholders or creditors or to any other person, either for any loss to the Corporation or to any other person or for any gains or profits realized by such director or officer, by reason of any contract or transaction as to which clauses (a), (b), or (c) above are applicable.

Limitations on Director Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for the liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 61 or 62 of Chapter 156 B of the General Laws of the Commonwealth of Massachusetts, or (iv) for any transaction in which the director derived an improper personal benefit. No amendment to, or repeal of, any provision of this paragraph, directly or by adoption of an inconsistent provision of these Articles of Organization, shall apply to or have any effect on any liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall nor be more than thirty days after the date of filing.

Not applicable.

ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a.     The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is: 220 Bear Hill Road, Waltham, MA 02451

b.     The name, residential address and posy office address of each director and officer of the corporation is as follows:

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:	Ray Allieri	22 Twin Walls Lane, Weston, CT 06683	Not applicable
Treasurer: SVP & CFO	John D. Pittenger	9 Hickory Drive, Medfield, MA 02053	Not applicable
Clerk: SVP & GC	James P. Prenetta	75 Tanbark Road, Sudbury, MA 01776	Not applicable
Directors:	Kenneth D. Peterson, Jr.	2401 N.W. Walden Drive, Camas, WA 98607	Not applicable
	Bjarni Thorvardarson	Eikaras 5, 210 Gardabaer, Iceland	Not applicable
	David Brewer	7707 Cedar Ridge Ct., Prospect, KY 40059	Not applicable

(See continuation Sheet VIII.B.)

c.     The fiscal year (i.e., tax year of the corporation shall end on the last day of the month of: December

d.     The name and business address of the resident agent, if any, of the corporation is:

CT Corporation System, 101 Federal Street, Boston, MA 02110

**We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

Amendments to the following articles were made: Article II — modified purpose clause; Article III — reduction in available common stock and elimination of preferred stock; Article IV — elimination of preferred stock distinguishing features; and Article VT — modified supplemental provisions.

SIGNED UNDER THE PENALTIES OF PERJURY, this 3rd day of April, 2004.

/s/ Ray Allieri	, *President

/s/ James P. Prenetta, Jr.	, *Clerk

* Delete the inapplicable words.	** If there are no amendments, state “None”.

Continuation Sheet VIII,B

Russell Oliver SVP, Network & Engineering Operations	8 Hyde Street Worcester, MA 01606	Not applicable

Tony Vermette, SVP, Customer Care	18 Plantation Drive Scarborough, ME 04072	Not applicable